EXHIBIT 99.2

FTD COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On May 31, 2019, FTD, Inc. (“FTD Inc.”), a wholly-owned subsidiary of FTD Companies, Inc. (the “Company”), completed the sale of the Company’s Interflora business in the U.K. (the “Interflora Sale”) through the sale of all of the issued and outstanding equity interests of its wholly owned subsidiary, FTD UK Holdings Limited, pursuant to the agreement for the sale and purchase of shares in the capital of FTD UK Holdings Limited, dated May 31, 2019, by and between FTD Inc. and Teleflora UK Holdings Ltd. (the “Sale and Purchase Agreement”).  FTD UK Holdings Limited is the parent company of Interflora Holdings Limited, Interflora Investments Limited, Interflora Group Limited and Interflora British Unit, comprising the Company’s Interflora business in the U.K.

Pursuant to the terms and subject to the conditions in the Sale and Purchase Agreement, the purchase price for FTD UK Holdings Limited was $59.5 million.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial statements of the Company including certain pro forma adjustments and has been prepared to illustrate the pro forma effect of the Interflora Sale. The unaudited pro forma condensed consolidated statement of operations gives effect to the pro forma adjustments necessary to reflect the Interflora Sale as if it had occurred on January 1, 2018.  The unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect the Interflora Sale as if it had occurred on December 31, 2018.  This unaudited financial information may not be predictive of the future results of operations or financial condition of the Company, as the Company’s future results of operations and financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the year ended December 31, 2018.

FTD COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2018

(in thousands)

	Historical	Pro-forma adjustments for Interflora sale		Unaudited Pro- forma
ASSETS

Current assets:
Cash and cash equivalents	$16,227	$(12,038	)(A)	$4,189
Accounts receivable, net	24,920	(2,027	)(A)	22,893
Inventories	27,450	(2,343	)(A)	25,107
Income taxes receivable	1,407	—		1,407
Prepaid expenses	12,874	(1,486	)(A)	11,388
Total current assets	82,878	(17,894)		64,984
Property and equipment, net	41,334	(3,440	)(A)	37,894
Intangible assets, net	91,403	(31,909	)(A)	59,494
Goodwill	162,316	(75,539	)(A)	86,777
Other assets	9,049	(1,982	)(A)	7,067
Total assets	$386,980	$(130,764)		$256,216

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$71,240	$(11,335	)(A)	$59,905
Accrued liabilities	60,511	(17,300	)(A)	43,211
Accrued compensation	18,641	(497	)(A)	18,144
Interest payable	7,332	—		7,332
Deferred revenue	5,146	(962	)(A)	4,184
Income taxes payable	1,152	(1,152	)(A)	—
Current portion of long-term debt	208,076	(57,728	)(C)	150,348
Total current liabilities	372,098	(88,974)		283,124
Long-term debt, net of discounts	—	—		—
Deferred tax liabilities, net	6,959	(5,302	)(A)	1,657
Other liabilities	9,323	(292	)(A)	9,031
Total liabilities	388,380	(94,568)		293,812
Commitments and contingencies
Stockholder’s equity:
Preferred stock	—	—		—
Common stock	3	—		3
Treasury Stock	(65,221)	—		(65,221)
Additional paid-in capital	720,092	—		720,092
Retained deficit	(608,961)	(85,027	)(B)	(693,988)
Accumulated other comprehensive loss	(47,313)	48,831	(B)	1,518
Total stockholder’s equity	(1,400)	(36,196)		(37,596)
Total liabilities and stockholder’s equity	$386,980	$(130,764)		$256,216

See accompanying notes to the Unaudited Pro-Forma Condensed Consolidated Financial Information

FTD COMPANIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2018

(in thousands except per share amounts)

	Historical	Pro-forma adjustments for Interflora sale		Unaudited Pro- forma

Revenue:
Product	$891,506	$(133,806	)(D)	$757,700
Services	122,738	(17,340	)(D)	105,398
Total revenues	1,014,244	(151,146)		863,098
Operating Expenses:
Cost of revenues-—products	643,242	(106,686	)(D)	536,556
Cost of revenues-—services	17,207	47	(D)	17,254
Sales and marketing	249,028	(19,618	)(D)	229,410
General and administrative	100,823	(13,547	)(D)	87,276
Amortization of intangible assets	3,624	(83	)(D)	3,541
Restructuring and other exit costs	18,247	—		18,247
Impairment loss	206,704	(3,925	)(D)	202,779
Total operating expenses	1,238,875	(143,812)		1,095,063
Operating income/(loss)	(224,631)	7,334		(231,965)
Interest income	468	1,096	(D)	1,564
Interest expense	(22,020)	—		(22,020)
Other income/(expense), net	2,640	(558	)(D)	2,082
Income/(loss) before income taxes	(243,543)	6,796		(250,339)
Provision for/(benefit from) income taxes	(18,814)	2,147	(D)	(20,961)
Net income (loss)	$(224,729)	$4,649		$(229,378)

Loss per share:
Basic	$(8.03)			$(8.20)
Diluted	$(8.03)			$(8.20)
Weighted-average shares outstanding:
Basic	27,972			27,972
Diluted	27,972			27,972

See accompanying notes to the Unaudited Pro-Forma Condensed Consolidated Financial Information

FTD COMPANIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

Note 1 — Basis of presentation

The historical condensed consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to illustrate the pro forma effects that are (1) directly attributable to the Interflora Sale, (2) factually supportable and, (3) with respect to the unaudited pro forma condensed consolidated statement of operations, expected to have a continuing impact on the consolidated results following the Interflora Sale.

The unaudited pro forma financial information does not reflect the realization of any anticipated savings from costs that may be reduced or eliminated as a result of possible cost savings initiatives implemented following the completion of the Interflora Sale.

Note 2 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions and are subject to change.  The following adjustments have been reflected in the unaudited pro forma condensed financial statements.

(A)       – Adjustment reflects the elimination of the assets and liabilities of the Interflora business assuming a transaction date of December 31, 2018.

(B)       – Adjustment reflects the elimination of the other comprehensive loss attributed to the Interflora business which is offset by the gain on sale reflected in retained deficit.

(C)       – Adjustment represents cash consideration of $59.5 million, net customary purchase price adjustments and closing transaction expenses, applied against the current portion of long-term debt.

(D)       – Adjustment reflects the elimination of Interflora’s operations for the year ended December 31, 2018.